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                                          January 31, 1997

To Our Stockholders:

     I am pleased to inform you that on January 26, 1997, Measurex Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Honeywell Inc. ("Honeywell") and Honeywell Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Honeywell, pursuant to which the Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of the Company's Common Stock (the "Shares") for $35.00 per Share. Under the terms of the Merger Agreement, the consummation of the Offer will be followed by a merger of the Purchaser with the Company (the "Merger") in which any remaining shares of Company Common Stock will be converted into the right to receive $35.00 per Share in cash (or any higher price that may be paid in the Offer), without interest.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMPANY COMMON STOCK PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Goldman, Sachs & Co., the Company's financial advisor, that the $35.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement is fair to such holders. The full text of the written opinion of Goldman, Sachs & Co. is attached hereto and stockholders are urged to read such opinion in its entirety.

     In addition to the attached Schedule 14D-9 relating to the Offer, enclosed is the Offer to Purchase, dated January 31, 1997, of the Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your shares of Company Common Stock. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                          David A. Bossen
                                          Chairman of the Board
                                          and Chief Executive Officer